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                             -Company Letterhead-



                                                               November 10, 1997



Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Ladies and Gentlemen:

     This opinion of counsel is given in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by Dresser Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of obligations of the Company under the Company's ERISA Excess Benefit Plan for Salaried Employees and the ERISA Compensation Limit Benefit Plan (collectively, the "Non-Qualified Plans") to pay in the future the value of the deferred compensation accounts, as defined in the Non-Qualified Plans, adjusted to reflect the performance, whether positive or negative, of the selected measurement investment options during the deferral period, in accordance with the terms of the Non-Qualified Plans (the "Obligations").

     As a Vice President-Corporate Counsel and Secretary of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the Non-Qualifed Plans and the Obligations expected to be issued thereunder.

     Based upon the foregoing, it is my opinion that the Obligations of the Company, when issued and delivered in accordance with the terms of the Non-Qualified Plans and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the above referenced Registration Statement.

                                  Very truly yours,

                                  /s/ Rebecca R. Morris
                                  -------------------------------------
                                  Rebecca R. Morris
                                  Vice President-Corporate Counsel and Secretary